Execution Version
LOCK-UP EXTENSION AGREEMENT
LOCK-UP EXTENSION AGREEMENT (this “Agreement”), dated as of May 9, 2016, by and among AgroFresh Solutions, Inc., f/k/a Boulevard Acquisition Corp., a Delaware corporation (the “Company”), The Dow Chemical Company, a Delaware corporation (“TDCC”), Rohm and Haas Company, a Delaware corporation (“ROH”), Boulevard Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Joel Citron, Darren Thompson and Robert J. Campbell (the “Founding Holders”) and, solely with respect to Section 1(b) and Section 3 hereof, Continental Stock Transfer & Trust Company (the “Escrow Agent”).
WITNESSETH:
WHEREAS, the Company and TDCC are parties to that certain Stock Purchase Agreement, dated as of April 30, 2015 (as amended, the “Stock Purchase Agreement”);
WHEREAS, in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, the Company, TDCC, ROH, the Sponsor and the Founding Holders entered into that certain Investor Rights Agreement, dated as of July 31, 2015 (the “Investor Rights Agreement”), which, among other things, restricts the disposition of certain of the Company’s securities held by such persons until July 31, 2016 (the “IRA Lock-up”);
WHEREAS, the parties to the Investor Rights Agreement wish to extend the period of the IRA Lock-up until December 31, 2017;
WHEREAS, the Company, the Sponsor, the Founding Holders and the Escrow Agent are parties to that certain Securities Escrow Agreement (as amended, the “Securities Escrow Agreement”), dated as of February 12, 2014, as amended by that certain Amendment Agreement, dated as of July 31, 2015, which, among other things, restricts the disposition of certain of the Company’s securities held by such persons until July 31, 2016 (the “Securities Escrow Lock-up”);
WHEREAS, the parties to the Securities Escrow Agreement wish to amend such agreement and wish to extend the period of the Securities Escrow Lock-up until December 31, 2017;
WHEREAS, each of the Founding Holders and the Sponsor is party to a letter agreement referring to the “Initial Public Offering” (each, an “Insider Letter”) with the Company, dated July 31, 2015, which Insider Letter restricts the disposition of certain of the Company’s securities held by such person until July 31, 2016 (each, an “Insider Letter Lock-Up”); and
WHEREAS, the parties to the Insider Letters wish to amend such agreements to extend the period of the Insider Letter Lock-Ups until December 31, 2017;
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, covenants and agreements herein contained, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Extension of Lockups.

a.
Investor Rights Agreement. The Investor Rights Agreement is hereby amended by deleting the words “the first anniversary of the date hereof” in the first sentence of Section 13(a) of the Investor Rights Agreement and replacing such words with “December 31, 2017”.

b.	Securities Escrow Agreement. The Securities Escrow Agreement is hereby amended by:

i.
deleting the words “the first anniversary of the completion of the Company’s initial business combination (as such term is defined in the Registration Statement)” in clause (x) of the second paragraph of Section 3 of the Securities Escrow Agreement and replacing such words with “December 31, 2017”; and

ii.	deleting clause (y) of the third paragraph of Section 3 of the Securities Escrow Agreement and replacing such clause with:
“such time subsequent to the first anniversary of the completion of the Company’s initial business combination as the last sales price of the Company’s Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period (provided that if the condition set forth in this clause (y) is satisfied on a date prior to December 31, 2017, then the “Escrow Period” with respect to the Founder Earnout Shares shall end on December 31, 2017 and not such earlier date), or”

c.
Insider Letters. Each Insider Letter is hereby amended by deleting the words “one year after the date of the consummation of a Business Combination” in Section 2(a) of such Insider Letter and replacing such words with “December 31, 2017”.

2.
General Representations and Warranties. As an inducement to the other parties hereto to enter into this Agreement, each party hereto hereby represents and warrants to the other parties hereto the following:

a.
Such party (if such party is not an individual) is validly existing and (where such concept is applicable) in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other business entity power and authority to conduct its business as currently conducted, except where the failure to be in good standing or to have such power and authority would not materially impair such party’s ability to consummate the transactions contemplated hereby or comply with the terms and provisions hereof applicable to such party.

b.
Such party has requisite power and authority (and, in the case of a party that is an individual, the requisite capacity) to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and duly and validly executed and delivered by such party and (assuming due authorization, execution and delivery by the other parties hereto) constitutes legal, valid and binding obligations of such party, enforceable against each such party in accordance with its terms, except as enforceability may be limited by the Enforceability Limitations.

c.
Neither the execution and delivery of this Agreement by such party nor the consummation by such party of the transactions contemplated hereby nor compliance by such party with any of the terms or provisions hereof applicable to such party will (i) if such party is not an individual, violate any provision of such party’s constituent documents or (ii) (A) violate any Law applicable to such party or any of its respective assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or cancellation of, or result in the creation of any Lien upon any of the assets of such party under any of the terms, conditions or provisions of any Contract to which such party is a party, or by which their or any of its assets may be bound, except, in the case of clause (ii) where such violation conflict, breach, default, termination, cancellation or Lien (as applicable) would not materially impair such party’s ability to consummate the transactions contemplated hereby or to comply with the terms and provisions hereof applicable to such party.

d.
No consents or approvals of or filings or registrations with any Governmental Authority, or of or with any third party, are necessary in connection with the execution and delivery by such party of this Agreement or the consummation by such party of the transactions contemplated hereby and compliance by such party with any of the provisions hereof applicable to such party.

3.	Miscellaneous.

a.
No Other Amendments. Except as specifically amended above, each of the Stock Purchase Agreement, the Securities Escrow Agreement, the Investor Rights Agreement and the Insider Letters shall remain in full force and effect.

b.
Further Assurances. On and after the execution of this Agreement, each party hereto shall execute and deliver to any other party such documents, agreements and other instruments as may be reasonably requested by such other party and are required to effectuate the transactions contemplated by this Agreement.

c.
Amendments and Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by the parties hereto. The failure of a party hereto at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term or covenant contained in this Agreement shall be effective unless it is in a writing signed by such party.

d.
Assignment; No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

e.
Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

f.
Counterparts. This Agreement may be executed in any number of counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

g.	Certain Defined Terms. Capitalized terms used in this Agreement that are not otherwise defined herein have the meanings given to such terms in the Stock Purchase Agreement.

h.
Other Definitional Provisions and Interpretation. The headings preceding the text of Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Sections or clauses shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Section, paragraph or clause of this Agreement.

i.
Governing Law. This Agreement shall be governed exclusively by and construed and enforced exclusively in accordance with the internal Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first written above by their respective officers thereunto duly authorized.

AGROFRESH SOLUTIONS, INC.

By:	/s/ Stephen S. Trevor
Name: Stephen S. Trevor
Title: Office of the Chair

THE DOW CHEMICAL COMPANY

By:	/s/ Gary J. McGuire
Name: Gary J. McGuire
Title: Vice President and Treasurer

ROHM AND HAAS COMPANY

By:	/s/ Mark Gibson
Name: Mark Gibson
Title: Chief Financial Officer and Treasurer

BOULEVARD ACQUISITION SPONSOR, LLC

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

/s/ Joel Citron
Joel Citron

/s/ Darren Thompson
Darren Thompson

/s/ Robert J. Campbell
Robert J. Campbell

SOLELY WITH RESPECT TO SECTION 1(B) AND SECTION 3

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Robert E. McMonagle
Name: Robert E. McMonagle
Title: Vice President